 Exhibit (l)(1)

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement No. 333-194043 on Form N-4 of our report dated April 2, 2025, relating to the statutory-basis financial statements of Empower Annuity Insurance Company of America. We also consent to the reference to us under the heading "Independent Auditor" in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

April 22, 2025